Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-118932 and Form S-8 No. 333-106591) of Deutsche Telekom AG and in the related Prospectuses of our reports dated March 1, 2007, with respect to the Deutsche Telekom AG’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 20-F) for the year ended December 31, 2006.

March 1, 2007

Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft Stuttgart

/s/ Prof. Dr. Pfitzer	/s/ Hollweg
(Prof. Dr. Pfitzer) Wirtschaftsprüfer	(Hollweg) Wirtschaftsprüfer

PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Frankfurt am Main

/s/ Frings	/s/ Menke
(Frings) Wirtschaftsprüfer	(Menke) Wirtschaftsprüfer